Exhibit 99.1
Enphase Energy Reports Financial Results for the Fourth Quarter of 2019
FREMONT, Calif., Feb. 18, 2020 - Enphase Energy, Inc. (NASDAQ:ENPH), a global energy technology company and the world’s leading supplier of solar microinverters, announced today financial results for the fourth quarter of 2019, which included the summary below from its President and CEO, Badri Kothandaraman.
Highlights for the fourth quarter of 2019 included:

•	Revenue of $210.0 million, including approximately $36.4 million of safe harbor revenue

•	Cash flow from operations of $102.3 million; ending cash balance of $296.1 million, including restricted cash

•	GAAP gross margin of 37.1%; non-GAAP gross margin of 37.3%

•	GAAP operating expenses of $33.4 million; non-GAAP operating expenses of $26.1 million

•	GAAP operating income of $44.4 million; non-GAAP operating income of $52.3 million

•	GAAP net income of $116.7 million, including an income tax benefit of $72.2 million; non-GAAP net income of $52.0 million

•	GAAP diluted EPS of $0.88, including an income tax benefit of $0.54; non-GAAP diluted EPS of $0.39
Our revenue and earnings for the fourth quarter of 2019 are given below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q4 2019	Q3 2019	Q4 2018	Q4 2019	Q3 2019	Q4 2018
Revenue	$210,032	$180,057	$92,289	$210,032	$180,057	$92,289
Gross margin	37.1%	35.9%	30.5%	37.3%	36.2%	30.7%
Operating income	$44,442	$33,706	$5,003	$52,277	$40,166	$8,565
Net income	$116,666	$31,099	$709	$52,038	$39,466	$5,092
Basic EPS	$0.95	$0.25	$0.01	$0.42	$0.32	$0.05
Diluted EPS	$0.88	$0.23	$0.01	$0.39	$0.30	$0.04
Our revenue and earnings for the fiscal year 2019 are given below, compared with those of the prior year:
(In thousands, except per share data and percentages)

	GAAP		Non-GAAP
	FY 2019	FY 2018	FY 2019	FY 2018
Revenue	$624,333	$316,159	$624,333	$316,159
Gross margin	35.4%	29.9%	35.7%	30.2%
Operating income	$102,729	$1,596	$126,952	$20,535
Net income (loss)	$161,148	$(11,627)	$124,205	$10,013
Basic EPS	$1.38	$(0.12)	$1.06	$0.10
Diluted EPS	$1.23	$(0.12)	$0.95	$0.10
Our fourth quarter revenue was $210.0 million, including approximately $36.4 million of safe harbor revenue. We shipped approximately 677 megawatts DC, or 2,112,725 microinverters. Fourth quarter revenue increased 17% sequentially and 128% year-over year. Product innovation and customer experience remain the cornerstones of our growth strategy. We achieved volume shipments of IQ 7A™, our highest power microinverter, during the fourth quarter as our customers continued to seek module-level power electronics optimal for high-efficiency solar modules.

Our non-GAAP gross margin was 37.3%, an increase of 110 basis points from 36.2% in the third quarter of 2019. Expedite fees were within the range expected in the normal course of business, as component supply remained stable. Non-GAAP operating expenses were $26.1 million, compared to $25.0 million in the prior quarter. Non-GAAP operating income was $52.3 million, compared to $40.2 million in the prior quarter.
We exited the fourth quarter with $296.1 million in cash, including restricted cash, and generated $102.3 million in cash flow from operations. The restricted cash is related to the first quarter of 2020 safe harbor deliveries and is expected to become unrestricted at the end of April 2020. Inventory was $32.1 million at the end of the fourth quarter of 2019, compared to $30.2 million at the end of the third quarter of 2019, and $16.3 million at the end of the fourth quarter of 2018.
For the full year 2019, revenue was $624.3 million, compared to $316.2 million in 2018. We generated $139.1 million of cash flow from operations in 2019, compared to $16.1 million in 2018. GAAP net income was $161.1 million, resulting in diluted earnings per share of $1.23. Non-GAAP net income was $124.2 million, resulting in diluted earnings per share of $0.95. We are pleased to report that 2019 was the first full year of GAAP profitability in Enphase’s history.
Shipments of our Encharge™ battery storage system utilizing our Ensemble™ energy management technology remain on track for March 2020. We are pleased with the pre-orders received and are ramping installer training to support the product launch.

BUSINESS HIGHLIGHTS
On November 18, 2019 Enphase Energy announced it signed a strategic supply agreement with Sunrun Inc., the nation’s leading home solar, battery storage and energy services company. As part of the agreement, Enphase will provide its seventh-generation Enphase IQ™ microinverters to Sunrun for use in its residential solar business. Sunrun’s customers will benefit from Enphase’s IQ 7™ and IQ 7+™ microinverters, which leverage Enphase’s unique software-defined architecture and semiconductor integration for excellent reliability and economies of scale.
On November 20, 2019, Enphase Energy announced the availability of pre-orders for battery storage systems based on its Ensemble energy management technology. Solar installers can place pre-orders for Encharge 3™ or Encharge 10™ storage systems, which offer usable and scalable capacity of 3.4 kWh and 10.1 kWh, respectively. The storage systems feature Enphase embedded grid-forming microinverters that enable the Always-On functionality. These systems are compatible with both new and existing Enphase IQ solar systems with IQ 6™ or IQ 7 microinverters and provide a simple upgrade path for Enphase’s existing solar customers.
On December 12, 2019, Enphase Energy hosted an Analyst Day and announced a new baseline financial model of 35% gross margin, 15% operating expenses and 20% operating income, all as a percentage of revenue on a non-GAAP basis. Enphase discussed several new products, including Encharge storage systems, IQ 8™ microinverters for the residential market, IQ 8D™ microinverters for the small commercial market, and Ensemble-in-a-Box for the India off-grid market. Enphase also forecasted its served available market growing from $3.3 billion in 2019 to $12.5 billion in 2022, which the company believes provides an opportunity for profitable growth.
On January 21, 2020, Enphase Energy announced that Petersen-Dean, Inc., one of the largest full-service, privately held roofing and solar companies in the U.S., selected Enphase as its premier supplier of solar inverters and battery storage systems. Per this agreement, Enphase will provide Petersen-Dean with turnkey energy solutions for new residential and commercial construction. Petersen-Dean selected Enphase for its all-in-one smart energy system consisting of solar microinverters, battery storage, and energy management.
On February 10, 2020, Enphase Energy announced it has joined forces with CREATON GmbH, one of the leading residential roof manufacturers in Europe, to deliver photovoltaic (PV) in-roof systems to residential solar customers throughout Germany. CREATON offers an extensive range of products for pitched roof solutions, including both clay and concrete roof tiles, and system accessories. Its newly developed PV in-roof systems with Enphase Energy include Enphase IQ 7 and IQ 7+ microinverters, along with Enphase Envoy™ communications gateways, which connect the system to the Enphase Enlighten™ monitoring platform and makes per-panel energy monitoring and insights for operations and maintenance easy.

FIRST QUARTER 2020 FINANCIAL OUTLOOK
For the first quarter of 2020, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:

•	Revenue to be within a range of $200 million to $210 million, including $44.5 million of revenue for ITC safe harbor shipments

•	GAAP and non-GAAP gross margin to be within a range of 36% to 39%

•
GAAP operating expenses to be within a range of $35 million to $37 million, including a total of approximately $7 million estimated for stock-based compensation expenses and acquisition related amortization

•
Non-GAAP operating expenses to be within a range of $28 million to $30 million, excluding a total of approximately $7 million estimated for stock-based compensation expenses and acquisition related amortization

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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income (loss) and net income (loss) per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.

Restructuring charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for restructuring-related management consulting services, cash-based severance costs and modification of stock-based compensation related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.
Reserve for non-recurring legal matter. This item represents a charge taken for the potential settlement cost related to a dispute with a vendor. This item is excluded as it relates to a specific matter and is not reflective of the Company’s ongoing financial performance.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s acquisition of SunPower’s microinverter business, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.
Non-recurring debt prepayment fees and non-cash interest. This item consists primarily of amortization of debt issuance costs, accretion of debt discount and non-recurring debt settlement costs, because these expenses does not represent a cash outflow for the Company except in the period the financing was secured or when the financing was settled, and such amortization expense or settlement of debt costs is not reflective of the Company’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Company’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its fourth quarter 2019 results and first quarter 2020 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 5285143. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 5285143, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expected future financial performance; the capabilities, advantages, and performance of our technology and products, including the anticipated market adoption of current and future products; the compatibility and scalability of our products; the served available market; and the ease of monitoring PV systems. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.

About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that manage solar generation, storage and communication on one intelligent platform. The Company revolutionized the solar industry with its microinverter technology and produces a fully integrated solar-plus-storage solution. Enphase has shipped more than 25 million microinverters, and over one million Enphase systems have been deployed in more than 130 countries. For more information, visit www.enphase.com.
Enphase Energy®, the Enphase logo, IQ, IQ 6, IQ 7, IQ 7+, IQ 7A, Encharge, Ensemble, Envoy, Enlighten, IQ 8, IQ 8D, and other trademarks or service names are the trademarks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:
Adam Hinckley
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7354

ENPHASE ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net revenues	$210,032	$92,289	$624,333	$316,159
Cost of revenues	132,151	64,124	403,088	221,714
Gross profit	77,881	28,165	221,245	94,445
Operating expenses:
Research and development	11,168	7,340	40,381	32,587
Sales and marketing	10,690	6,617	36,728	27,047
General and administrative	10,450	7,664	38,808	29,086
Restructuring charges	1,131	1,541	2,599	4,129
Total operating expenses	33,439	23,162	118,516	92,849
Income from operations	44,442	5,003	102,729	1,596
Other expense, net
Interest income	815	490	2,513	1,058
Interest expense	(2,303)	(3,094)	(9,691)	(10,693)
Other (expense) income, net	1,467	(1,114)	(5,437)	(2,190)
Total other expense, net	(21)	(3,718)	(12,615)	(11,825)
Income (loss) before income taxes	44,421	1,285	90,114	(10,229)
Income tax benefit (provision)	72,245	(576)	71,034	(1,398)
Net income (loss)	$116,666	$709	$161,148	$(11,627)
Net income (loss) per share:
Basic	$0.95	$0.01	$1.38	$(0.12)
Diluted	$0.88	$0.01	$1.23	$(0.12)
Shares used in per share calculation:
Basic	122,630	106,638	116,713	99,619
Diluted	132,872	113,888	131,644	99,619

ENPHASE ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$251,409	$106,237
Restricted cash	44,700	—
Accounts receivable, net	145,413	78,938
Inventory	32,056	16,267
Prepaid expenses and other assets	26,079	20,860
Total current assets	499,657	222,302
Property and equipment, net	28,936	20,998
Operating lease, right of use asset	10,117	—
Intangible assets, net	30,579	35,306
Goodwill	24,783	24,783
Other assets	44,620	36,548
Deferred tax assets, net	74,531	—
Total assets	$713,223	$339,937
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,474	$48,794
Accrued liabilities	47,092	29,010
Deferred revenues, current	81,783	33,119
Warranty obligations, current	10,078	8,083
Debt, current	2,884	28,155
Total current liabilities	199,311	147,161
Long-term liabilities:
Deferred revenues, noncurrent	100,204	76,911
Warranty obligations, noncurrent	27,020	23,211
Other liabilities	11,817	3,250
Debt, noncurrent	102,659	81,628
Total liabilities	441,011	332,161
Total stockholders’ equity	272,212	7,776
Total liabilities and stockholders’ equity	$713,223	$339,937

ENPHASE ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net income (loss)	$116,666	$31,099	$709	$161,148	$(11,627)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,568	3,857	2,717	14,119	9,667
Provision for doubtful accounts	(191)	201	43	217	711
Asset impairment	1,124	—	(35)	1,124	1,601
Non-cash interest expense	1,908	1,907	821	6,081	2,701
Financing fees on extinguishment of debt	—	—	—	2,152	—
Fees paid for repurchase and exchange of convertible notes due 2023	—	—	—	6,000	—
Stock-based compensation	6,176	5,776	1,521	20,176	11,432
Deferred income taxes	(73,375)	—	123	(73,375)	123
Changes in operating assets and liabilities:
Accounts receivable	(12,606)	(37,035)	(24,186)	(68,745)	(13,515)
Inventory	(1,825)	(10,137)	1,620	(15,789)	9,732
Prepaid expenses and other assets	(5,659)	934	865	(14,293)	(3,130)
Intangible assets	—	—	(4,000)	—	(10,000)
Accounts payable, accrued and other liabilities	3,544	1,851	18,410	22,200	23,082
Warranty obligations	2,474	1,631	(890)	5,804	1,478
Deferred revenues	61,467	4,877	4,157	72,248	(6,123)
Net cash provided by operating activities	102,271	4,961	1,875	139,067	16,132
Cash flows from investing activities:
Purchases of property and equipment	(7,420)	(4,192)	(1,767)	(14,788)	(4,151)
Acquisition	—	—	(6,000)	—	(15,000)
Net cash used in investing activities	(7,420)	(4,192)	(7,767)	(14,788)	(19,151)
Cash flows from financing activities:
Issuance of convertible notes due 2024, net of issuance costs	(68)	(559)	—	127,413	—
Purchase of convertible note hedges	—	—	—	(36,313)	—
Sale of warrants	—	—	—	29,818	—
Fees paid for repurchase and exchange of convertible notes due 2023	—	—	—	(6,000)	—
Principal payments and financing fees on debt	(198)	(536)	(4,312)	(45,855)	(9,976)
Proceeds from issuance of common stock, net of issuance costs	—	—	(5)	—	19,766
Proceeds from debt, net of issuance costs	—	—	(328)	—	68,024
Proceeds from exercise of equity awards and employee stock purchase plan	2,060	303	649	4,985	2,800
Payment of withholding taxes related to net share settlement of equity awards	(3,760)	(2,348)	—	(8,198)	—
Net cash provided by (used in) financing activities	(1,966)	(3,140)	(3,996)	65,850	80,614
Effect of exchange rate changes on cash and cash equivalents	178	(542)	(39)	(257)	(502)
Net increase in cash, cash equivalents, and restricted cash	93,063	(2,913)	(9,927)	189,872	77,093
Cash, cash equivalents and restricted cash—Beginning of period	203,046	205,959	116,164	106,237	29,144
Cash, cash equivalents and restricted cash—End of period	$296,109	$203,046	$106,237	$296,109	$106,237

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Gross profit (GAAP)	$77,881	$64,706	$28,165	$221,245	$94,445
Stock-based compensation	536	497	126	1,650	1,071
Gross profit (Non-GAAP)	$78,417	$65,203	$28,291	$222,895	$95,516

Gross margin (GAAP)	37.1%	35.9%	30.5%	35.4%	29.9%
Stock-based compensation	0.2%	0.3%	0.2%	0.3%	0.3%
Gross margin (Non-GAAP)	37.3%	36.2%	30.7%	35.7%	30.2%

Operating expenses (GAAP)	$33,439	$31,000	$23,162	$118,516	$92,849
Stock-based compensation (1)	(5,623)	(4,948)	(1,395)	(17,791)	(10,361)
Restructuring and asset impairment charges	(1,131)	(469)	(1,540)	(2,599)	(4,128)
Reserve for non-recurring legal matter	—	—	—	—	(1,765)
Acquisition related expenses and amortization	(545)	(546)	(501)	(2,183)	(1,614)
Operating expenses (Non-GAAP)	$26,140	$25,037	$19,726	$95,943	$74,981

(1) Includes stock-based compensation as follows:
Research and development	$1,642	$1,411	$295	$4,897	$2,940
Sales and marketing	1,778	1,541	565	5,678	3,074
General and administrative	2,203	1,996	535	7,216	4,347
Total	$5,623	$4,948	$1,395	$17,791	$10,361

Income from operations (GAAP)	$44,442	$33,706	$5,003	$102,729	$1,596
Stock-based compensation	6,159	5,445	1,521	19,441	11,432
Restructuring and asset impairment charges	1,131	469	1,540	2,599	4,128
Reserve for non-recurring legal matter	—	—	—	—	1,765
Acquisition related expenses and amortization	545	546	501	2,183	1,614
Income from operations (Non-GAAP)	$52,277	$40,166	$8,565	$126,952	$20,535

Net income (loss) (GAAP)	$116,666	$31,099	$709	$161,148	$(11,627)
Stock-based compensation	6,159	5,445	1,521	19,441	11,432
Restructuring and asset impairment charges	1,131	469	1,540	2,599	4,128
Reserve for non-recurring legal matter	—	—	—	—	1,765
Acquisition related expenses and amortization	545	546	501	2,183	1,614
Non-recurring debt prepayment fees and non-cash interest	1,908	1,907	821	13,205	2,701
Non-GAAP income tax adjustment	(74,371)	—	—	(74,371)	—
Net income (Non-GAAP)	$52,038	$39,466	$5,092	$124,205	$10,013

Net income (loss) per share, basic (GAAP)	$0.95	$0.25	$0.01	$1.38	$(0.12)
Stock-based compensation	0.05	0.05	0.01	0.17	0.11
Restructuring and asset impairment charges	0.01	—	0.01	0.02	0.04
Reserve for non-recurring legal matter	—	—	—	—	0.02
Acquisition related expenses and amortization	—	—	0.01	0.02	0.02
Non-recurring debt prepayment fees and non-cash interest	0.02	0.02	0.01	0.11	0.03
Non-GAAP income tax adjustment	(0.61)	—	—	(0.64)	—
Net income per share, basic (Non-GAAP)	$0.42	$0.32	$0.05	$1.06	$0.10

Shares used in basic per share calculation GAAP and Non-GAAP	122,630	122,123	106,638	116,713	99,619

Net income (loss) per share, diluted (GAAP)	$0.88	$0.23	$0.01	$1.23	(0.12)
Stock-based compensation	0.05	0.04	0.01	0.15	0.11
Restructuring and asset impairment charges	0.01	0.01	0.01	0.02	0.04
Reserve for non-recurring legal matter	—	—	—	—	0.02
Acquisition related expenses and amortization	—	0.01	—	0.02	0.02
Non-recurring debt prepayment fees and non-cash interest	0.01	0.01	0.01	0.10	$0.03
Non-GAAP income tax adjustment	(0.56)	—	—	(0.57)	$—
Net income per share, diluted (Non-GAAP) (2)	$0.39	$0.30	$0.04	$0.95	$0.10

Shares used in diluted per share calculation GAAP	132,872	133,611	113,888	131,644	99,619
Shares used in diluted per share calculation Non-GAAP (3)	132,233	132,323	125,589	131,193	111,696

(2)
Calculation of non-GAAP diluted net income per share for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018 excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million, $0.1 million and $0.5 million, respectively, from non-GAAP net income. Calculation of non-GAAP diluted net income per share for the twelve months ended December 31, 2019 and December 31, 2018 excludes convertible notes due 2023 interest expense, net of tax of $0.9 million and $0.7 million, respectively, from non-GAAP net income.

(3)
Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where we have GAAP net income. We excluded the in-the-money portion of convertible notes due 2024 totaling 639 thousand shares, 1288 thousand shares and 451 thousand shares in the three months ended December 31, 2019, three months ended September 30, 2019 and twelve months ended December 31, 2019, respectively, for non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the Notes due 2024.